Exhibit 13.1

Video URL: https://vimeo.com/418880831

Text of Video Disclaimer:

The Company is “testing the waters” under Regulation A of the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. The Company is not under any obligation to make an offering under Regulation A. It may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If the Company does go ahead with an offering, it will only be able to make sales after it has filed an offering statement with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. The information in the offering statement will be more complete than the information the Company is providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the Offering Statement filed by the Company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. An Offering Statement regarding this offering has been filed with the SEC. You may obtain a copy of the preliminary offering circular that is part of that offering statement from: GROUNDFLOOR Finance, Inc., 600 Peachtree Street NE, Suite 810, Atlanta, GA 30308 or at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001588504.

This presentation contains offering materials prepared solely by GROUNDFLOOR Finance, Inc. without the assistance of SI Securities, and not subject to FINRA Rule 2210. In addition, this video presentation may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. Investors are cautioned not to place undue reliance on these forward-looking statements as they are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance or achievements, all of which cannot be made. Moreover, no person nor any other person or entity assumes responsibility for the accuracy and completeness of forward-looking statements, and is under no duty to update any such statements to conform them to actual results.

Transcript:

[ VO ]

Building and protecting wealth is a daunting task. GROUNDFLOOR is here to help, with a new way to invest in real estate.

Most recently, the COVID-19 pandemic caused a rapid devaluation of financial assets, and triggered a collapse of liquidity in capital markets. The next crisis could be even worse.

GROUNDFLOOR is an important counterweight to these forces.

There is a better way to capitalize America. It’s time to open private capital markets to everyone, on equal terms.

[Video] Global Map of COVID-19 cases spreading [ GFX ] GROUNDFLOOR Logo Animation on chalkboard

BRIAN DALLY:
We started Groundfloor in 2013 in the wake of the Great Recession because we realized that capital markets were due for a big disruption. In times like this, like the COVID-19 pandemic, financial markets freeze, but a platform like GROUNDFLOOR can continue flowing capital to the entrepreneurs who need it to keep their businesses running and our economy going.
NICK BHARGAVA:
In the real estate market, we had a lot of builders and developers who are savvy operators who saw a great opportunity to acquire assets at a good value and turn them into product that would later be sold for a great price. They would have made money, investors who were willing to back them would have made money, but there was no financing available to them because at the top level, the small handful of people that decide how to lend, what to lend on, when to lend, they stepped away from the market.

BRIAN DALLY:

We could've chosen any asset class, but we chose real estate because it's tangible, residential real estate because everyone understands it, and residential debt investments because it's more secure.

NICK BHARGAVA:
What investors are investing in are the short term loans that professional builders and developers need to either rehab a house, build a new house,

NICK BHARGAVA:

or a short term rent stabilization loan that they might need on their properties.

NICK BHARGAVA:
That financing in the United States is an untapped opportunity. It's very lucrative. It's based on a stable asset, which is single family housing in the United States.

[ VO ] GROUNDFLOOR helps people build wealth through direct real estate lending.	Text on Chalkboard: GROUNDFLOOR helps build wealth through real estate lending.

[ VO ]

Here’s how it works:

Real estate developers apply for financing through GROUNDFLOOR. Our team combines over 100 years of collective real estate experience with a proprietary algorithm to underwrite and assign a grade to each approved loan. GROUNDFLOOR closes and funds the loans.

Once loans are funded, GROUNDFLOOR creates investment securities based on the loans, and files the securities for SEC qualification. Investments are released on our platform for individual investors to invest $10 at a time.

Every month, thousands of investors put millions of dollars in GROUNDFLOOR’s real estate loans. We’ve originated over a thousand loans for real estate developers while delivering consistent, double-digit cash returns to investors every year, seven years in a row.

[ GFX ] Text on Chalkboard: 75,000+ investors 1,500+ projects 10.6% average returns (underline with blue chalk)

BRIAN DALLY:

In the past, you would have to put so much capital to work in one project that for most people, that's just too much risk, to invest a 100 or $150,000 to lend a real estate entrepreneur money, for most of us would put too much of our capital at risk on that one project. That's why we started GROUNDFLOOR with a $10 minimum because with that same $100,000 or with just a $1,000, you could have a 100 projects.

[ VO ]

On other real estate investment platforms investors own an equity stake in real estate through eREITS, or other funds, on 3-5 year terms.

On GROUNDFLOOR, investors own real estate debt investments. Debt products inherently carry less risk, and are backed by secured, collateralized assets in a first lien position.

[ GFX ] Equity vs. Debt graphic

NICK BHARGAVA:
GROUNDFLOOR was the first issuer of payment dependent notes to be qualified by the SEC under the new Regulation A rules that came out in the JOBS Act of 2012.

We're the only platform delivering a retail facing investment product that's based on single family housing.

NICK BHARGAVA:
We've created a product where you don't need prior real estate knowledge. It's why we've developed a proprietary grading algorithm that grades our loan opportunities A through G. It's why we've come up with a standardized way to present all the salient details of the underlying investment opportunities so you can easily find those opportunities that speak to whatever your investment goals are.

NICK BHARGAVA:
We see a lot of parallels today with what we saw in 2009. In 2009 people made a lot of money because there's opportunity in volatility. We see that same opportunity here today and we want to be able to take advantage of it, which is why we decided to raise money to finance our business, to continue building and developing for future growth.

BRIAN DALLY:

This is a network effects business. The more individual retail investors we bring on to the platform, the more real estate entrepreneurs we can afford to finance, and the more value we can create for all of our stakeholders.

[ VO ] Join us at seedinvest.com/GROUNDFLOOR	[ GFX ] Join us at seedinvest.com/GROUNDFLOOR